SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     October 6, 2003

ARIZONA PUBLIC SERVICE COMPANY

(Exact name of registrant as specified in its charter)

Arizona	1-4473	86-0011170

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

400 North Fifth Street, P.O. Box 53999, Phoenix, Arizona	85004

(Address of principal executive offices)	(Zip Code)

(602) 250-1000

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Item 5. Other Events
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
Item 9. Regulation FD Disclosure
SIGNATURES

Item 5. Other Events

Earnings Outlook

     In this discussion, earnings per share amounts are after income taxes and are based on diluted common shares outstanding. Trading contributions refers to gross margin contributions from our marketing and trading segment before income taxes, excluding margins from generation sales other than native load, margins attributable to structured transactions originated in prior years, and margins attributable to commodity sales by APS Energy Services Company, Inc. (“APS Energy Services”). The earnings guidance in this Form 8-K Report supersedes all previous earnings guidance provided by Pinnacle West Capital Corporation (“Pinnacle West”), parent of Arizona Public Service Company (“APS” or the “Company”).

2003 Earnings Outlook

     On July 28, 2003, Pinnacle West issued guidance that its estimate of 2003 earnings was a range of $2.55 to $2.85 per share. Pinnacle West currently projects that 2003 earnings are likely to be in the lower half of the range primarily as a result of the following factors:

•	During the third quarter of 2003, we experienced several unplanned baseload generating unit outages, the most significant of which occurred when, on August 2, 2003, the generator on Unit 3 of our Cholla Power Plant (“Cholla 3”) failed. See “Business Outlook—Other Factors Affecting Future Financial Results—Purchased Power and Fuel Costs” in Part I, Item 2 of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 (the “June 10-Q”). Cholla 3 is expected to be out of service until the end of November 2003. In addition, to correct an equipment design defect, the availability of Units 1 and 2 of our Redhawk Power Plant is expected to be substantially restricted for approximately 1.5 months during the fourth quarter of 2003.

Replacement power costs and reduced margin from generation sales other than native load attributable to unplanned outages are estimated to reduce 2003 earnings by approximately $17 million ($0.19 per share), and third quarter 2003 earnings by approximately $13 million ($0.14 per share). A substantial majority of these outages and the costs related thereto are attributable to vendors and to the actions of other system operators. Consequential damages, such as replacement power costs and lost opportunity costs, are generally not recoverable from vendors or other system operators.

•	A continuing deterioration in the western wholesale power market, manifested by a further collapse of margins (known in the industry as “spark spreads”), has further reduced our outlook for trading contributions for the second half of 2003. We currently expect trading contributions for the year 2003 to be negligible or slightly negative, whereas the previous guidance assumed trading contributions of approximately $22 million ($0.14 per share).

•	In the third and fourth quarters of 2003, we are expecting to record the benefit of certain income tax credits applicable to prior years that are estimated to increase 2003 earnings by approximately $14 million ($0.15 per share), consisting of approximately $7 million ($0.08 per share) in the third quarter of 2003, and approximately $7 million ($0.07 per share) in the fourth quarter of 2003. Our recording of the benefit in the fourth quarter of 2003 is contingent upon the receipt of certain documentation from taxing authorities, as to which we can give no assurance.

•	Our residential retail sales benefited from the substantially hotter than normal temperatures experienced in our service territory throughout most of the third quarter of 2003. However, a continuing depressed level of commercial and industrial sales partially offset the residential sales gains. While the actual effect of the net sales increase on earnings is dependent on the final accounting of revenue realizations and fuel and purchased power costs for the month of September 2003, our current estimates indicate that the net additional sales could increase earnings by a range of $2 million to $5 million ($0.02 per share to $0.05 per share).

•	Consistent with APS returning to being a vertically integrated utility, as evidenced by our recent general rate case filing, we have also returned to the more traditional method of capitalizing interest and equity costs associated with construction projects in a regulated utility. This change will increase earnings by approximately $11 million ($0.12 per share) in 2003, consisting of approximately $8 million ($0.09 per share) in the third quarter of 2003, and approximately $3 million ($0.03 per share) in the fourth quarter of 2003.

2004 Earnings Outlook

     In June 2003, APS filed a general rate case with the Arizona Corporation Commission (the “ACC”) and requested a $175 million (9.8%) increase in our annual retail electricity revenues, to become effective July 1, 2004. We are unable to predict when the ACC will make a decision in this case, nor are we able to predict the specific date when a rate increase will become effective.

     Pinnacle West estimates that a base level of earnings for 2004 is approximately $229 million ($2.50 per share) before considering any potential earnings benefit derived from a rate increase effective at anytime during the second half of 2004. Such a level of earnings is premised on no trading contributions and combined SunCor Development Company (“SunCor”) and APS Energy Services earnings of approximately $40 million ($0.44 per share) in 2004. Trading contributions were $74 million ($0.52 per share) in 2002 and are estimated to be negligible in 2003.

     If the ACC were to grant the retail rate increase we have requested, and the increase became effective July 1, 2004, we estimate that 2004 earnings would increase by approximately $70 million ($0.76 per share), consisting of approximately $55 million ($0.60 per share) in the third quarter of 2004, and approximately $15 million ($0.16 per share) in the fourth quarter of 2004.

     The earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Business Outlook” in Part I, Item 2 of our June 10-Q. Our estimates as to how several of these risks and other factors may affect 2004 earnings follow:

•	In preparing earnings forecasts, we generally assume normal temperature patterns based on historical weather data. Historical extreme temperature variations have resulted in earnings variations in excess of $20 million ($0.22 per share). However, our experience indicates that the more typical variations from normal temperatures can result in increases or decreases in annual earnings of up to $10 million ($0.11 per share).

•	Our earnings forecasts reflect our projection of regulated retail kilowatt-hour sales growth based on numerous assumptions, including assumptions that economic growth continues to strengthen through 2004 and that our residential customer base will continue to grow at about three times the national average. Actual sales growth, excluding weather-related variations, may differ from our projection as a result of numerous economic factors. Our experience indicates a reasonable range of variation in our kilowatt-hour sales projection attributable to such economic factors can result in increases or decreases in annual earnings of up to $10 million ($0.11 per share).

•	We utilize a comprehensive hedging strategy to manage our exposure to changes in the price of natural gas and purchased power. We are currently approximately 50% hedged relative to our price risk to such commodities in 2004. We expect to increase our 2004 hedged position to approximately 75% prior to January 2004. Assuming that our 2004 price risk exposure is 75% hedged at current market prices, and that there is no regulatory mechanism in place to adjust electric rates for changes in fuel and purchased power costs, we estimate that a $1 per mmbtu increase in the price of natural gas would decrease 2004 earnings by approximately $6 million ($0.07 per share), and a $1 per mmbtu decrease in the price of natural gas would increase earnings by approximately $10 million ($0.11 per share).

•	We have a long history of successfully implementing continuous efficiency improvements in all aspects of our operations. Based on its experience, Pinnacle West believes that efficiency improvements are likely to increase the base level of 2004 earnings by up to $7 million ($0.08 per share).

     The 2004 earnings guidance issued in July 2003 was intended to reflect an assumption that the ACC would not make a decision on our retail rate increase request until the end of 2004. However, the range that we communicated unintentionally reflected a portion of a retail rate increase for a partial period of 2004. Due to the extent of uncertainty regarding the timing and amount of any retail rate increase and its potential effect on 2004 earnings, Pinnacle West believes the information set forth above with respect to 2004 earnings is more appropriate and informative for analytical purposes than would be any specific range.

Earnings Prospects Beyond 2004

     The past two years have presented us with significant challenges in the forms of regulatory uncertainty, volatile fuel prices, and a substantial deterioration in the western wholesale power market. Looking at the foreseeable future beyond 2004 and the resolution of APS’ pending rate case, Pinnacle West is confident that it has the potential to consistently achieve earnings levels greater than $3.40 per share and that our customer growth of about three times the national average will provide a solid catalyst for continuing long-term earnings and dividend growth. Such a level of earnings is premised on: (1) the ACC granting APS’ requested retail rate increase, (2) annual trading contributions of $10 million, and (3) combined SunCor and APS Energy Services earnings of $30 million in 2005 and $10 million in each subsequent year.

Previous Related Disclosures

     See Exhibit 99.4, “Earnings News Release,” in Item 7 of the Company’s Current Report on Form 8-K dated June 30, 2003 and filed July 28, 2003 (the “July 8-K”) for information on our previous 2003 and 2004 earnings guidance and previous expectations for trading contributions. See “Regulatory Matters—State—General Rate Case and Retail Rate Adjustment Mechanisms” in Note 5 of Notes to Condensed Financial Statements in the June 10-Q for information about APS’ general rate case filed in June 2003. See “Business Outlook—Other Factors Affecting Future Financial Results—Purchased Power and Fuel Costs” in Part I, Item 2 of the June 10-Q for information about the extended outage at Cholla 3 and the expected effects on earnings.

Forward-Looking Statements

     This Report on Form 8-K contains forward-looking statements based on current expectations, and we assume no obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume,” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by us. These factors include, but are not limited to, the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition; the outcome of regulatory and legislative proceedings relating to the restructuring; state and federal regulatory and legislative decisions and actions, including the outcome of the rate case APS filed with the Arizona Corporation Commission on June 27, 2003 and the wholesale electric price mitigation plan adopted by the FERC; regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile purchased power and fuel costs, and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies; the cost of debt and equity capital and access to capital markets; energy usage; weather variations affecting local and regional customer energy usage; conservation programs; power plant performance; the successful completion of our generation construction program; regulatory issues associated with generation construction, such as permitting and licensing; changes in accounting principles; our ability to compete successfully outside traditional regulated markets (including the wholesale market); our ability to manage our marketing and trading activities and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts); technological developments in the electric industry; the performance of the stock market, which affects the amount of our required contributions to our pension plan and nuclear decommissioning trust funds; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits.

      APS hereby incorporates the following Exhibit pursuant to Exchange Act Rule 12b-32 and Regulation Section 229.10(d) by reference to the filing set forth below:

Exhibit No.	Description	Originally Filed as Exhibit	File No. [1]	Date Effective

99.1	Pinnacle West’s slide presentation to investors and analysts in Boston, Massachusetts and New York, New York during the week of October 6, 2003.	99.1 to Pinnacle West’s October 6, 2003 Form 8-K Report	1-8962	10-6-03

[1] Reports filed under File No. 1-8962 were filed in the office of the Securities and Exchange Commission located in Washington, D.C.

Item 9.   Regulation FD Disclosure

Analyst Meeting

     Pinnacle West is making presentations to investors and analysts during the week of October 6, 2003. Copies of the slides to be presented are incorporated herein by reference as Exhibit 99.1.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated: October 6, 2003	By:	/s/ Barbara M. Gomez

Barbara M. Gomez
Treasurer